EXHIBIT 99.1

April 29, 2009

Re: Organizational Changes at the Seattle Bank

Dear Seattle Bank Members,

In response to the numerous challenges presented by the current economic environment and to ensure that the Federal Home Loan Bank of Seattle has the resources it needs to achieve its organizational goals and objectives, the Seattle Bank is today announcing changes to its executive management team.

Effective May 1, 2009, Steve Horton, who has served as the Seattle Bank's chief risk officer, will assume the role of chief operating officer, responsible for our member services, credit approval, corporate relations, government relations, and information technology functions.

John McMurray, formerly with JPMorgan Chase NA, will join the Seattle Bank team as senior vice president, chief risk officer. John joined JPMorgan Chase NA as a result of the company's acquisition of Washington Mutual, where he most recently served as chief enterprise risk officer. He joined Washington Mutual Bank F.S.B. as chief credit officer, in late 2007, to lead the reconstruction of the company's credit risk strategies and was promoted to chief enterprise risk officer in early 2008. John has been working with the Seattle Bank as a consultant for the past several months, and he brings a wealth of experience in the area of risk management.

Due to budgetary constraints, the bank has decided to eliminate the position of chief business officer, and as a result, John Blizzard will be leaving the Seattle Bank. We thank John for his many fine contributions to the cooperative and to our membership, and we wish him well in his future endeavors.

The other members of our executive management team will continue in their current capacities: Vincent Beatty, chief financial officer; Gerry Champagne, chief counsel; Christina Gehrke, chief administrative and accounting officer and corporate secretary; Lisa Grove, director of internal audit; and Terry Prether, chief information officer.

It is important for any organization to continually evaluate and optimize its structure and resources to ensure that it can best achieve its business objectives. We believe that the changes we announce today will better position the Seattle Bank cooperative to address the challenges presented by the current economic environment and to lay a solid foundation for the future. As always, we remain focused, first and foremost, on meeting your liquidity and funding needs.

I invite you to contact your Seattle Bank relationship manager, me, or any member of the Seattle Bank's senior management team with any questions you may have.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

This Member News contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements (including changes in assumptions used in our financial models), interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K filed with the SEC. This reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.